Exhibit 99.1

Alliance Data and the NFL Team Up to Launch New Fan-Centric NFL Credit Card

•	New NFL Extra Points Credit Card rewards fans with personalized services, exclusive experiences and unique benefits from their favorite teams
•	Alliance Data signs agreement to acquire existing NFL credit card portfolio

Columbus, OHIO – December 7, 2021 – Alliance Data Systems Corporation (NYSE: ADS) today announced it has signed a new multi-year agreement with the National Football League (NFL). The new NFL Extra Points Credit Card will reward fans for their purchases and deliver enhanced benefits through a branded NFL team card of their choice.

Additionally, Alliance Data signed a definitive agreement to acquire the existing NFL Extra Points Credit Card portfolio. The transaction is scheduled to close during the second quarter of 2022, subject to customary closing conditions. More details will be provided in the coming months to existing cardmembers regarding a seamless transition to the new card program. In the meantime, cardmembers can continue to use their cards to make purchases, earn points and redeem rewards.

By using their NFL Extra Points Credit Card wherever they choose to shop, fans can unlock perks and rewards while also enjoying financial flexibility. The NFL and its 32 affiliated Club Shops will also have access to Alliance Data’s broad suite of digital financing solutions.

“We’ve paired up with the NFL to reward fans for supporting the teams they love most through our new co-brand NFL Extra Points Credit Card offering,” said Val Greer, EVP and chief commercial officer, Alliance Data. “We look forward to providing a seamless transition to existing cardmembers and are thrilled to partner with the NFL to design a compelling value proposition that will appeal to its millions of fans.”

The NFL will benefit from Alliance Data’s robust data and analytics expertise to drive cardmember acquisition, engagement and sales, and cardmembers will benefit from Alliance Data’s frictionless and mobile capabilities that make it easy to apply for and use their new card in the channel of their choice.

“From tickets to gear, we are proud to reward fans for their fandom – from purchases, to payment versatility, to exclusive experiences,” said Andy Kauffman, senior vice president of marketing strategy and sciences, NFL. “Alliance Data has a full suite of services and we look forward to offering the NFL Extra Points Credit Card to give fans the benefits they want while proudly showcasing their favorite teams.”

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of tech-forward payment and lending solutions, serving customers and consumer-based industries in North America. Through omnichannel touch points and a comprehensive product suite that includes credit products and Bread® digital payment solutions, Alliance Data helps its partners drive loyalty and growth, while giving customers greater payment choices. Through its Comenity-branded financial services, it also offers credit and savings products to consumers.

Headquartered in Columbus, Ohio, Alliance Data is an S&P MidCap 400 company that employs approximately 6,000 associates worldwide. In November 2021, Alliance Data completed the spinoff of its LoyaltyOne segment, which included the Canadian AIR MILES® Reward Program, and Netherlands-based BrandLoyalty. The company is now known as Loyalty Ventures Inc. (Nasdaq: LYLT).

More information about Alliance Data can be found at AllianceData.com. Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives including our ability to realize the intended benefits of the spinoff of our LoyaltyOne segment, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, and reduction in demand from clients.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Contact
Alliance Data
Rachel Stultz - media
614-729-4890
rachel.stultz@alliancedata.com

Brian Vereb – Investor Relations
614-528-4516
investorrelations@alliancedata.com

NFL
Samantha Roth
212-450-2768
Samantha.roth@nfl.com